UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 22, 2003
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 12. Results of Operations and Financial Condition.
On October 22, 2003 the registrant issued the following press release announcing financial results for the third quarter and first nine months of 2003.
CONTACTS:	John T. Ruggieri Senior Vice President and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Cara O'Brien/Melissa Myron Press: Claudine Cornelis/Stephanie Sampiere 212-850-5600
FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY REPORTS THIRD QUARTER RESULTS
Lincoln, RI - October 22, 2003 - A.T. Cross Company (AMEX: ATX), today announced financial results for the third quarter and nine months ended October 4, 2003.

Third Quarter Results

Net sales increased 7.6% to $31.3 million compared with $29.1 million for the third quarter of 2002. The improvement was driven by the continued contribution from the recently acquired Costa Del Mar, a manufacturer and marketer of premium polarized sunglasses, and was partially offset by a decline in revenue from the writing instruments and accessories segment. Costa Del Mar revenue was $3.2 million in the quarter. Writing instrument and accessory revenue declined 3.2% to $28.1 million compared to the prior year quarter.

The Company reported a third quarter operating loss of $1.5 million compared to an operating profit of $1.5 million for the 2002 third quarter. The operating loss in the third quarter of 2003 includes a pre-tax restructuring charge of $1.7 million related to the Company's previously announced global reorganization efforts. In addition to the restructuring costs, the decline in third quarter operating profit was primarily due to lower gross margins from the writing instruments and accessories segment. Margins were impacted by several factors including product mix and a highly competitive retail and corporate gift environment.

The net loss in the third quarter was $1.0 million, or $0.06 per share, versus net income of $1.3 million, or $0.08 per share, last year. The third quarter of 2003 includes the aforementioned restructuring costs, which total $1.1 million after-tax, or $0.07 per share.

The restructuring costs incurred in the third quarter are primarily for severance costs in accordance with the Company's global reorganization efforts. The reorganization program was designed to eliminate certain non-manufacturing positions and to systematically transfer certain manufacturing operations offshore. These efforts are being undertaken to consolidate and reduce costs, and free capital for product and brand development.

Commenting on the third quarter performance, David G. Whalen, President and Chief Executive Officer of A.T. Cross Company, stated, "Although the overall environment has remained challenging, we did experience pockets of strength during the third quarter, including a rebound in our Asia business and growth in our corporate gift business. In addition, our Costa Del Mar sunglass business continues to perform on plan. Importantly, we made significant progress during the quarter in launching our corporate restructuring and cost rationalization programs. Our initiatives to reduce non-manufacturing costs as well as our program to move a portion of our manufacturing operations to Asia are advancing according to plan. As previously announced, we continue to expect these actions will result in pre-tax restructuring charges of approximately $2.5 million in 2003. This important program is on track and we look forward to the positive impact this initiative will have on resource and capital allocation as we continue to build and diversify the Cross business going forward."

Nine-Month Results

Net sales for the first nine months of 2003 increased 3.0% to $86.5 million from $84.0 million for the first nine months of 2002. The improvement was due to the contribution of $6.3 million of Costa Del Mar revenue, since the acquisition date, partially offset by a decline in writing instrument and related accessory revenue of 4.6% to $80.2 million compared to the prior year period.

The Company reported an operating loss of $562,000 compared to an operating profit of $1.5 million for the prior year period. Year-to-date operating results include a pre-tax restructuring charge of $1.7 million as well as a gain of $1.0 million on the disposition of the Company's former Irish manufacturing facility that was sold in the second quarter.

The net loss for the nine-month period was $359,000, or $0.02 per share, which includes after-tax restructuring costs of approximately $1.1 million, or $0.07 per share, as well as an after-tax gain of approximately $644,000, or $0.04 per share, related to the sale of the Irish property. This compares to net income of $1.6 million, or $0.10 per share, for the prior year period.

"As we enter the fourth quarter, our most important selling period, we believe we are well positioned for the holiday season," added Mr. Whalen. "We have strong programs in place with our largest customers and we also have an important product launch scheduled, the Cross Vice, a unique and versatile writing instrument that will hit shelves in time for the holiday season. Moreover, although it is too early to accurately predict how consumer sentiment will trend, we are encouraged by preliminary external economic predictions for the remainder of the year."

Mr. Whalen concluded, "We have accomplished a great deal thus far in 2003, a year during which we have focused on evolving the business and creating a strong foundation for the future. We believe we are on track to meet our long-term goal of creating a distinctive, diversified and profitable personal accessories business that will enhance shareholder value."

The Company's management will host a conference call tomorrow, October 23, 2003, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on October 23rd through October 30th at 1-402-220-1605 or 1-877-710-5302.

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the expected external economic recovery, the anticipated effect of the launch of new writing instrument products, in particular, Vice, and the anticipated success of fourth quarter programs with office superstores. In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to launch new products successfully, consumers' reaction to the Company's existing and new writing instrument products, consumer reaction to the Company's ability to transfer its brand writing instruments, the inability of the Company to impact the overall economic environment and the inability to enforce the office superstores' commitments for holiday gift programs, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of October 22, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Nine Months Ended
		October 4,	September 28,	October 4,	September 28,
		2003	2002	2003	2002
	Net sales	$ 31,283	$ 29,075	$ 86,538	$ 84,046
	Cost of goods sold	15,420	13,913	42,225	40,260
	Gross Profit	15,863	15,162	44,313	43,786
	Selling, general and administrative expenses	13,923	12,346	39,838	38,262
	Research and development expenses	406	542	1,463	1,659
	Service and distribution costs	1,335	809	2,914	2,389
	Restructuring charges	1,650	0	1,650	0
	Loss (Gain) on disposition of asset held for sale	21	0	(990)	0
	Operating (Loss) Income	(1,472)	1,465	(562)	1,476
	Interest and other (expense) income	(25)	231	9	649
	(Loss) Income From Continuing Operations Before Income Taxes	(1,497)	1,696	(553)	2,125
	Income tax (benefit) expense	(524)	424	(194)	574
	Net (Loss) Income	$ (973)	$ 1,272	$ (359)	$ 1,551

	Basic and diluted (loss) earnings per share	$ (0.06)	$ 0.08	$ (0.02)	$ 0.10

	Weighted average shares outstanding	15,042	15,765	15,136	16,007

Segment Data:	Writing Instruments & Accessories
	Net sales	$ 28,135	$ 29,075	$ 80,205	$ 84,046
	Operating (Loss) Income	(1,526)	1,465	(1,390)	1,476
	Interest and other (expense) income	(27)	231	9	649
	(Loss) Income From Continuing Operations
	Before Income Taxes	(1,553)	1,696	(1,381)	2,125

Segment Data:	Optical
	Net sales	$ 3,148	$ 0	$ 6,333	$ 0
	Operating Income	54	0	828	0
	Interest and other expense	2	0	0	0
	Income From Continuing Operations Before Income Taxes	56	0	828	0

	Writing Instruments & Accessories Sales Data:
	Americas	$ 15,892	$ 17,458	$ 44,067	$ 47,618
	Europe, Middle East and Africa	7,212	7,256	20,737	20,701
	Asia Pacific	4,296	3,865	11,776	12,416
	OEM - Writing Instruments	680	464	2,628	3,239
	OEM - Digital Pens	55	32	997	72
	Total Net Sales	$ 28,135	$ 29,075	$ 80,205	$ 84,046

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)
	October 4,	September 28,
Assets	2003	2002
Cash, cash equivalents and short-term investments	$ 15,805	$ 20,278
Accounts receivable	24,510	22,601
Inventories	18,346	15,512
Deferred income taxes	4,905	5,296
Other current assets	6,688	4 229
Total Current Assets	70,254	67,916
Property, plant and equipment, net	25,082	28,430
Goodwill	7,400	3,944
Deferred income taxes	2,545	2,427
Intangibles and other assets	5,195	2,227
Total Assets	$ 110,476	$ 104,944
Liabilities and Shareholders' Equity
Current liabilities	$ 30,387	$ 30,344
Long-term debt	7,200	0
Accrued warranty costs	2,091	3,540
Shareholders' equity	70,798	71,060
Total Liabilities and Shareholders' Equity	$ 110,476	$ 104,944

For information at A. T. Cross contact:
John T. Ruggieri
Senior Vice President and Chief Financial Officer
(401) 335-8470
jruggieri@cross.com
	4890-3Q-03

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date: October 22, 2003	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer